Exhibit 99.1

   ATC Completes Acquisition of Medical Staffing Company in Arizona

   LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--June 12, 2006--ATC
Healthcare, Inc. (AMEX:AHN), a leader in medical staffing, announced today that it has closed on its acquisition of the assets of Critical Nursing Services Inc. (CNS), a leading provider of per diem and travel nursing in the Arizona market. CNS has locations in Phoenix, Tucson and Gilbert Arizona, as well as a travel division located in Whitefish, Montana. CNS, which had revenue of approximately $7.0 million dollars, last year, will be accretive to the earnings of ATC.
   "The acquisition of Critical Nursing Solutions, a market leader in Arizona, is very significant for ATC," remarked David Savitsky, Chief Executive Officer. "CNS gives us four new locations in two new states, which broadens our ability to recruit and staff personnel for travel and government contracts. With this accretive transaction and our steady improvement in operations, ATC can look forward to a profitable year in FY 07."
   Derek Springfield, CEO of Critical Nursing Services said, "I am very pleased that ATC and CNS have completed this transaction. I look forward to working with the entire staff of CNS to continue the consistent growth that CNS has experienced in the past few years."

   About ATC Healthcare, Inc.

   ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 58 locations in 33 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 health care professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

   This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2006 as filed with the Securities and Exchange Commission on May 30, 2006.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
              OR
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com
              OR
             Investors:
             BPC Financial Marketing
             John Baldissera, 800-368-1217